EXHIBIT 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOTIME ACQUISITION CORPORATION

Thomas Okarma and Judith Segall, due hereby certify that:

1.           They are, respectively, the President and Chief Executive Officer and the Secretary of BioTime Acquisition Corporation, which was duly incorporated in the State of Delaware on September 24, 2012 (the “corporation”).

2.           The Certificate of Incorporation of the corporation is amended and restated in full to read as follows:

For the purpose of organizing a corporation under the Delaware General Corporation Law, the undersigned hereby certifies that:

Article 1
Name

The name of this corporation is Asterias Biotherapeutics, Inc.

Article 2
Address

The address of the corporation’s registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, DE 19901 in Kent County.  The name of its registered agent at such address is Capitol Services, Inc.

Article 3
Purpose

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Article 4
Capital Stock

The corporation is authorized to issue two classes of stock, which shall be designated “Common Stock” and “Preferred Stock.”  The number of shares of Common Stock which the corporation is authorized to issue is One Hundred Fifty Million (150,000,000).  The Common Stock shall be divided into series as provided in Section 4.1.  The number of shares of Preferred Stock which the corporation is authorized to issue is Five Million (5,000,000), with a par value of $0.0001 per share.  The Preferred Stock shall be issuable in series as provided in Section 4.2.

4.1	Common Stock

4.1.1       Shares and Series.  Seventy Five Million (75,000,000) shares of Common Stock with a par value of $0.0001 per share will be of a series designated Series A Common Stock, and Seventy Five Million (75,000,000) shares of Common Stock with a par value of $0.0001 per share will be of a series designated Series B Common Stock.

(a)           Each share of Series A Common Stock will be identical in all respects and will have equal rights, powers and privileges.  All shares of Series A Common Stock acquired by the corporation, whether upon purchase, exchange, or otherwise, will be authorized but unissued shares of Series A Common Stock and may be reissued by resolution of the board of directors of the corporation.

(b)           Each share of Series B Common Stock will be identical in all respects and will have equal rights, powers and privileges.  All shares of Series B Common Stock acquired by the corporation, whether upon purchase, exchange, or otherwise, will be authorized but unissued shares of Series B Common Stock and may be reissued by resolution of the board of directors of the corporation.

4.1.2	Voting Powers.

(a)           Holders of Series A Common Stock will be entitled to one vote for each share of such stock held of record, and holders of Series B Common Stock will be entitled to one vote for each share of such stock held of record, in each case, upon all matters that may be submitted to them for a vote, regardless of whether such holders are voting together as a single class without distinction as to series, or as a separate series of Common Stock.

(b)           Except (i) as may otherwise be provided in this Certificate or (ii) as may otherwise be required by the laws of the State of Delaware, the holders of shares of Series A Common Stock and the holders of shares of Series B Common Stock will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the corporation, and no separate class or series vote of the holders of either series of Common Stock will be required for the approval of any such matter.

4.1.3	Dividends and Distributions Generally.

(a)           Subject to the applicable terms of any Preferred Stock and the provisions of paragraph 4.1.3(b), paragraph 4.1.3(c), and paragraph 4.1.3(d), dividends on the Series A Common Stock and Series B Common Stock may be declared and paid out of assets of the corporation legally available for such purpose.

(b)           Except as provided in paragraph 4.1.3(e), the corporation shall not pay a dividend or distribution to the holders of Series B Common Stock (other than a distribution in Series B Common Stock or securities that are convertible into or exercisable or exchangeable for Series B Common Stock), unless the corporation concurrently pays a dividend or distribution in an equal amount per share to the holders of Series A Common Stock.

(c)           Except as provided in paragraph 4.1.3(d) or Section 4.1.6, the corporation may pay a dividend or distribution to the holders of Series A Common Stock at any time and from time to time as determined by the board of directors of the corporation, without concurrently paying a dividend or distribution to holders of Series B Common Stock, notwithstanding the amounts of dividends previously declared or paid on, or the liquidation rights of, the Series B Common Stock, or any other factor.

(d)           Except as provided in paragraph 4.1.3(e), the corporation shall not (i) (A) pay a dividend in shares of any Series of Common Stock or make a distribution in shares of any Series of Common Stock to holders of any Series of Common Stock, (B) subdivide its outstanding shares of any Series of Common Stock, (C) combine its outstanding shares of any Series of Common Stock into a smaller number of shares of such Series or (D) reclassify or change (including a change to the right to receive, or a change into, as the case may be (other than with respect to a merger or consolidation pursuant to the exercise of appraisal rights), shares of stock, other securities, property, cash or any combination thereof) any Series of Common Stock (including any such reclassification or change in connection with a consolidation or merger in which the corporation is the surviving corporation), unless the corporation shall concurrently (ii) (A) pay a dividend in shares of the other Series of Common Stock or make a distribution in shares of the other Series of Common Stock to holders of such other Series of Common Stock, (B) subdivide its outstanding shares of the other Series of Common Stock, (C) combine its outstanding shares of the other Series of Common Stock into a smaller number of shares of such other Series, or (D) reclassify or change (including a change to the right to receive, or a change into, as the case may be (other than with respect to a merger or consolidation pursuant to the exercise of appraisal rights), shares of stock, other securities, property, cash or any combination thereof) its other Series of Common Stock (including any such reclassification or change in connection with a consolidation or merger in which the corporation is the surviving corporation), in each case in a proportionate manner such that immediately after the payment of such dividends in shares, or distributions of shares, or subdivisions of shares, or combinations of shares, or reclassification or change of shares the number of outstanding shares of Series A Common Stock and Series B Common Stock shall be in the same ratio as the ratio immediately before such event.

(e)           Notwithstanding paragraphs 4.1.3(b) and 4.1.3(d), the corporation may pay or make a disparate dividend or distribution per share of Series A Common Stock or Series B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent is permitted) of the holders of a majority of the outstanding shares of Series A Common Stock and Series B Common Stock, each voting separately as a class.

(f)           Notwithstanding anything contained herein to the contrary, the corporation shall not otherwise pay a dividend or distribution to the holders of any class or series of capital stock until after the completion of the Series A Distribution and the BioTime Warrant Distribution (as each such term is defined in the Asset Contribution Agreement).

4.1.4	Conversion Rights

(a)           Conversion of Series B Common Stock into Series A Common Stock at the Option of the corporation.

(1)           To the extent permitted by Section 151(e) of the Delaware General Corporation Law, the corporation shall have the right, exercisable at any time by resolution of its board of directors of the corporation, to convert each outstanding share of Series B Common Stock into one fully paid and nonassessable share of Series A Common Stock.

(2)           If the corporation determines to convert the shares of Series B Common Stock into Series A Common Stock pursuant to this Section 4.1.4, such conversion will occur on a date specified by the board of directors of the corporation (“Conversion Date”) on or prior to the 45th day following the date on which the board of directors of the corporation determines the Conversion Date, and will otherwise be effected in accordance with the provisions of this Section 4.1.4.  Any Conversion Date may be extended, and any determination to convert Series B Common Stock into Series A Common Stock may be rescinded prior to the Conversion Date, if deemed necessary or appropriate, in the discretion of the board of directors of the corporation.  If the corporation determines not to undertake such conversion following the determination of the Conversion Date, the corporation may at any time thereafter establish a new Conversion Date in accordance with this paragraph 4.1.4(a).

(3)           Notwithstanding anything contained herein to the contrary, no conversion of Series B Common Stock shall be permitted pursuant to this Section 4.1.4 prior to the completion of the Series A Distribution and the BioTime Warrant Distribution.

(b)           No Adjustments for Dividends.  No adjustments in respect of dividends or other distributions will be made upon the conversion of any shares of Series B Common Stock into Series A Common Stock; provided, however, that if the Conversion Date will be subsequent to the record date for the payment of a dividend or other distribution on Series B Common Stock, but prior to the payment of such dividend or distribution, the holders of record of shares of Series B Common Stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the prior conversion of such shares.

(c)           Surrender of Stock Certificates.  Before any holder of shares of Series B Common Stock will be entitled to receive a certificate or certificates representing shares of any kind of capital stock or cash in lieu of a fractional share with respect to such shares pursuant to this Section 4.1.4, such holder must surrender, at such place as the corporation will specify, certificates representing such shares of Series B Common Stock, properly endorsed or assigned for transfer, unless the corporation waives such requirement.  The corporation will, as soon as practicable after such surrender of certificates representing shares of Series B Common Stock, deliver, or cause to be delivered, at the office of the transfer agent for the shares or other securities to be delivered, to the holder for whose account shares of Series B Common Stock were so surrendered, or to the nominee or nominees of such holder, a certificate or certificates representing the number of whole shares of the kind of capital stock, or cash, securities (other than capital stock), or other assets to which such holder or nominee will be entitled as aforesaid, together with any payment for fractional securities contemplated by paragraph 4.1.4(i).

(d)           Effect of Conversion.  Except as provided in paragraph 4.1.4(b), from and after any Conversion Date, all rights of a holder of shares of Series B Common Stock that were converted into shares of Series A Common Stock on such Conversion Date will cease except for the right, upon surrender of a certificate or certificates representing such shares of Series B Common Stock to receive a certificate or certificates representing the shares of Series A Common Stock into which such shares were converted, together with any payment for fractional securities contemplated by paragraph 4.1.4(i), and such holder will have no other or further rights in respect of the shares of Series B Common Stock so converted, including, but not limited to, any rights with respect to any cash, securities, or other assets which are reserved or otherwise designated by the corporation as being held for the satisfaction of the corporation's obligations to pay or deliver any cash, securities or other assets upon the conversion, exercise or exchange of any securities convertible into or exchangeable for Series B Common Stock outstanding as of the date of such conversion.  No holder of a certificate which immediately prior to the Conversion Date represented shares of Series B Common Stock will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into which the Series B Common Stock was converted until surrender of such holder's certificate for a certificate or certificates representing shares of Series B Common Stock; provided, that upon such surrender, there will be paid to the holder, with respect to the number of whole shares of the kind of capital stock issued upon conversion of such Series B Common Stock, the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Determination Date, but that were not paid by reason of the foregoing; provided, however, that only the holders of the Series A Common Stock following the completion of the Series A Distribution shall be entitled to receive the BioTime Warrants (as defined in the Asset Contribution Agreement) pursuant to the BioTime Warrant Distribution.  From and after the Conversion Date, the corporation will, however, be entitled to treat certificates representing shares of Series B Common Stock that have not yet been surrendered for conversion in accordance with paragraph 4.1.4(c) as evidencing the ownership of the number of whole shares of Series A Common Stock for which the shares of Series B Common Stock represented by such certificates will have been converted in accordance with this Section 4.1.4, notwithstanding the failure of the holder thereof to surrender such certificates.

(e)           Notice of Conversion. In the event of any conversion of shares of Series B Common Stock into shares of Series A Common Stock, not less than 15 days prior to the Conversion Date, the corporation will (i) if any Series A Common Stock or Series B Common Stock is then Publicly Traded, announce publicly by press release that all outstanding shares of Series B Common Stock will be converted into Series A Common Stock on the Conversion Date set forth in such press release, and (ii) give notice of such conversion to each holder of outstanding shares of Series B Common Stock, setting forth:

(1)           subject to Section 4.1.4(a)(3), the Conversion Date, which will be 45 days (or such earlier date as the board of directors of the corporation may set) following the Determination Date;

(2)           a statement that all outstanding shares of Series B Common Stock will be converted;

(3)           the number of shares of Series A Common Stock to be received in accordance with Section 4.1.4(a)(1) with respect to each share of Series B Common Stock; and

(4)           the place or places where certificates representing shares of Series B Common Stock, properly endorsed or assigned for transfer (unless the corporation waives such requirement), are to be surrendered.

(f)           Other Announcements. All public announcements made pursuant to this Section 4.1.4 may include such further statements, and the corporation reserves the right to make such further public announcements, as may be required by law or the rules of the any national securities exchange on which the Series A Common Stock or Series B Common Stock is listed or as the board of directors of the corporation may, in its discretion, deem appropriate.

(g)           Mailing of Certain Notices. Any notice sent to a holder of Series A Common Stock or Series B Common Stock pursuant to this Section 4.1.4 will be sent by first-class mail, postage prepaid to such holder's address as the same appears on the transfer books of the corporation.

(h)           Failure to Give Notice. Neither the failure to mail any notice required by this Section 4.1.4 to any particular holder of Series A Common Stock or Series B Common Stock nor any defect in such notice will affect (i) the sufficiency of the notice with respect to any other holder of outstanding shares of Series A Common Stock or Series B Common Stock, or (ii) the validity of any action taken pursuant to this Certificate.

(i)           Fractional Shares.  The corporation will not be required to issue or deliver fractional shares of any class or series of capital stock or any other securities in a smaller than authorized denomination to any holder of Series A Common Stock or Series B Common Stock upon any conversion, dividend, or other distribution.  In connection with the determination of the number of shares of any class or series of capital stock that will be issuable or the amount of other securities that will be deliverable to any holder of record of Series A Common Stock or Series B Common Stock upon any such conversion, dividend, or other distribution (including any fractions of shares or securities), the corporation may aggregate the shares of Series A Common Stock or Series B Common Stock, as applicable, held at the relevant time by such holder of record.  If the aggregate number of shares of capital stock or other securities to be issued or delivered to any holder of Series A Common Stock or Series B Common Stock includes a fraction, the corporation will pay a cash adjustment in lieu of such fraction in an amount equal to the value of such fraction (without interest)as of the Trading Day specified for such purposes by the board of directors of the corporation, or as of a date determined by the board of directors of the corporation for such purpose if such securities are not Publicly Traded.  For purposes of the preceding sentence, “value” of any fraction will equal the product (rounded, if necessary, to the nearest whole cent) obtained by multiplying such fraction by the Fair Value of one such share or the minimum authorized denomination of such other security as of the Trading Day or other date so specified.

(j)           Certain Definitions.

(1)           “Asset Contribution Agreement” means that certain Asset Contribution Agreement dated January 4, 2013, by and among the corporation, BioTime, Inc., and Geron Corp., including any amendments thereof.

(2)           “BioTime Warrant Distribution” has the meaning ascribed in the Asset Contribution Agreement.

(3)           “Determination Date” means the date on which the board of directors of the corporation sets a Conversion Date for the conversion of outstanding shares of Series B Common Stock in to shares of Series A Common Stock.

(4)           “Outstanding,” when used with respect to the shares of any series of Common Stock, will include, without limitation, the shares of such series, if any, held by any subsidiary of the corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any series of Common Stock (or securities that are convertible into or exercisable or exchangeable for Common Stock) reacquired by the corporation will be deemed outstanding.

(5)           “Series A Distribution” has the meaning ascribed in the Asset Contribution Agreement.

(6)           “Publicly Traded” means, with respect to shares of capital stock or other securities, that such shares or other securities are traded on the New York Stock Exchange, NYSE MKT, Nasdaq Stock Market, or other a national securities exchange or are quoted on the or OTC Bulletin Board or other over-the-counter market.

(7)           “Trading Day” means each day on which the relevant share or security is traded on a national securities exchange (including the New York Stock Exchange, the NYSE MKT, and the Nasdaq Stock Market), or quoted on the Nasdaq Stock Market, OTC Bulletin Board, or the over-the-counter market.

4.1.5      Transfer Taxes. The corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion of shares of Common Stock pursuant to this Certificate of Incorporation. The corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the corporation or its transfer agent that such tax has been paid.

4.1.6	Liquidation and Dissolution; Merger or Consolidation.

(a)           Liquidation and Dissolution.  In the event of a liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the corporation and subject to the prior payment in full of the preferential amounts to which any series of Preferred Stock is entitled, the holders of shares of Series A Common Stock and the holders of shares of Series B Common Stock will be entitled to receive ratably all assets of the corporation available for distribution to holders of Common Stock, without distinction as to series.

(b)           Merger or Consolidation. In the event of the consolidation or merger of the corporation with or into any other corporation or other entity, the holders of shares of Series A Common Stock and the holders of shares of Series B Common Stock will be treated as Common Stock without distinction as to series.

4.2	Preferred Stock.

The Preferred Stock may be issued in one or more series as the board of directors of the corporation may by resolution or resolutions designate.  The board of directors of the corporation is authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions and the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Stock as a class, or upon any wholly unissued series of Preferred Stock.  The board of directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series.

Article 5
Limitation on Liability and Indemnification

The liability of the directors of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated to the fullest extent permissible under the laws of the State of Delaware; provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under § 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.  The corporation is authorized to indemnify directors, officers, and agents to the fullest extent permissible under Delaware law.

Article 6
Corporate Governance Matters

6.1	Bylaws.

The board of directors of the corporation shall have the power to make, amend and repeal the bylaws of the corporation (except insofar as the bylaws of the corporation adopted by the stockholders shall otherwise provide).  Any bylaws made by the board of directors under the powers conferred hereby may be amended or repealed by the board of directors or by the stockholders.

6.2	Number of Directors

The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, the bylaws of the corporation, unless otherwise restricted by this Certificate of Incorporation.

6.3	Ballots

Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

3.           The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of the corporation.

4.           The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed on behalf of the corporation at Alameda, California this 11th day of March, 2013.

s/Thomas Okarma
Thomas Okarma
President and Chief Executive Officer

s/Judith Segall
Judith Segall
Secretary